UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
April 30, 2016
(Date of earliest event reported)

MIDSTATES PETROLEUM COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-35512 (Commission File Number)	45-3691816 (I.R.S. Employer Identification No.)

321 South Boston Avenue, Suite 1000
Tulsa, Oklahoma
(Address of principal executive offices, including zip code)

(918) 947-8550
(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

The information set forth below in Item 1.03 of this Current Report on Form 8-K (this “Form 8-K”) regarding the Plan Support Agreement (as defined below) is incorporated herein by reference.

Item 1.03                                           Bankruptcy or Receivership.

On April 30, 2016, Midstates Petroleum Company, Inc. (the “Company”) and Midstates Petroleum Company LLC (the “Filing Subsidiary” and, together with the Company, the “Debtors”) filed voluntary petitions (the “Bankruptcy Petitions”) for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Debtors have filed a motion with the Bankruptcy Court seeking to jointly administer all of the Debtors’ Chapter 11 cases (the “Chapter 11 Cases”) under the caption In re Midstates Petroleum Company, Inc., et al., Case No. 16-32237. The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Plan Support Agreement

Prior to filing the Bankruptcy Petitions, on April 30, 2016, the Debtors entered into a Plan Support Agreement (the “Plan Support Agreement”) with the following parties:

•                  Approximately 80% of the lenders (collectively, the “Credit Facility Lenders”) under the secured revolving first lien credit facility (the “Credit Facility”);

•                  Approximately 74% of  the holders (collectively, the “Second Lien Noteholders”) of the Debtors’ 10.0% Second Lien Senior Secured Notes Due 2020 (the “Second Lien Notes”); and

•                  Approximately 77% of the holders of the Debtors’ 12% Third Lien Notes due 2020 (the “Third Lien Notes), and together with the Credit Facility Lenders and Second Lien Noteholders, the “Plan Support Agreement Parties”).

The restructuring transactions contemplated by the Plan Support Agreement will be effectuated through a joint prearranged plan of reorganization (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Plan”) in accordance with the terms and conditions of the term sheets (the “Term Sheet”), which were attached as Exhibit A and Exhibit B to the Plan Support Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan Support Agreement.

The key terms of the restructuring, as contemplated in the Plan Support Agreement and Term Sheet, are as follows:

•                  Substantial Deleveraging of Balance Sheet:  The Plan Support Agreement contemplates (i) the permanent pay-down of $82 million of the Company’s Credit Facility, which will be replaced with a $170 million exit facility (the “Exit Facility”) upon emergence, (ii) the pay-down of up to $60 million of the Company’s Second Lien Notes in cash, and (iii) the conversion into equity of all of the Company’s remaining debt that is junior to the Credit Facility.

•                  Intercreditor Settlement: Equity distributions among the noteholder classes will be made in accordance with an intercreditor settlement among the Plan Support Agreement Parties (the “Settlement”), which provides for a valuation allocation with respect to the Company’s assets that are encumbered or unencumbered as of the Petition Date, such that the equity of the reorganized Company will be allocated 98.8% on account of prepetition collateral and 1.2% on account of unencumbered assets.

•                  Credit Facility Claims: Holders of allowed claims under the Credit Facility (the “Credit Facility Claims”) will receive their pro rata share of approximately $82 million in cash and the Credit Facility will be replaced by the Exit Facility.

•                  Second Lien Notes Claims: Holders of allowed claims under the Second Lien Notes (the “Second Lien Notes Claims”) will receive their pro rata share of (a) 96.3% of the equity of the reorganized Company (subject to increase to 98.8% if the Third Lien Intercreditor Settlement (as defined below) is not approved as part of the Plan) and (b) cash payments equal to the amount of cash the Company holds at emergence, less cash distributions and reserves to be funded under the Plan (including the cash payment to, and a $40 million cash collateral account for the benefit of, the Credit Facility Lenders) and $70 million, subject to a maximum cash distribution to Second Lien Noteholders of $60 million.

•                  Third Lien Notes Claims: Holders of allowed claims under the Third Lien Notes (the “Third Lien Notes Claims”) will receive their pro rata share of 2.5% of the equity in the reorganized Company and warrants to acquire 15% of such equity (the “Third Lien Intercreditor Settlement”).  These warrants will carry a strike price based on an equity valuation for the Company of $600 million and will expire 42 months after the Company emerges from the Chapter 11 Cases.

•                  Unsecured Claims: Holders (the “Unsecured Noteholders”) of allowed claims under the Debtors’ 10.75% Unsecured Notes (the “10.75% Unsecured Notes Claims”), the holders of allowed claims under the 9.25% Unsecured Notes (the “9.25% Unsecured Notes Claims,” and together with the 10.75% Unsecured Notes Claims, the “Unsecured Notes Claims”), and the Holders of other unsecured claims will receive their pro rata share of 1.2% of the equity in the reorganized Company (the “Unencumbered Assets Equity Distribution”).

•                  Existing Equity: All existing equity interests of the Company will be extinguished, and existing equity holders would not receive consideration in respect of their equity interests.

•                  Exit Facility: The Exit Facility will have an initial borrowing base of $170 million with no borrowing base redeterminations to occur until April 2018 (provided certain conditions are met) and semiannual borrowing base redeterminations thereafter.  The Exit Facility will mature on the earlier of September 30, 2020, or 4 years since the Plan effective date, with interest payable at LIBOR plus 4.50% per annum, subject to a 1.00% LIBOR floor.  The Exit Facility will be secured by first priority mortgages on at least 95% of the proved oil and gas reserves and all other oil and gas properties included in the most recently delivered reserve report, pledges of capital stock, a first priority security interest in the cash, cash equivalents, deposit, securities and other similar accounts, and a first-priority perfected security interest in substantially all other tangible and intangible assets (including but not limited to as-extracted collateral, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property and the proceeds of the foregoing).  The Exit Facility is subject to a variety of other terms and conditions including conditions precedent to funding, financial covenants, and various other covenants and representations and warranties.

•                  Management Incentive Plan: The Plan will provide for the establishment of a management equity incentive plan (the “MIP”) under which 10% of the equity in the reorganized Company (on a fully-diluted/fully-distributed basis) will be reserved for grants made from time to time to the directors, officers, and other management of the reorganized Company.  The remainder of compensation will be negotiated in connection with the Plan.

•                  Releases: The Plan shall provide for release, exculpation, and injunction provisions, including customary carve-outs, to the fullest extent permitted by applicable law and consistent with the terms of the Term Sheet.

•                  Corporate Governance: The corporate governance documents of the reorganized Company shall be subject to the consent of the Second Lien Noteholders. If the settlement is approved, the initial board of directors of the reorganized Company shall be appointed by the parties to the Plan Support Agreement who hold, in the aggregate, at least 50.1% in principal amount outstanding of the Second Lien Notes held by all parties to the Plan Support Agreement.

A copy of the Plan Support Agreement is attached hereto as Exhibit 10.1 to this Form 8-K. The foregoing description of the Plan Support Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Plan Support Agreement.

Item 2.04                                           Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The filing of the Bankruptcy Petitions described in Item 1.03 above constitutes an event of default that accelerated the Company’s obligations under the following debt instruments (the “Debt Instruments”):

•                  Credit Agreement, dated as of June 8, 2012, by and between the Debtors, as borrowers, SunTrust Bank, as administrative agent, and the other lender parties thereto (as amended, restated, supplemented, or otherwise modified from time to time);

•                  10.0% Second Lien Senior Secured Notes due 2020, issued pursuant to the Indenture, dated as of May 21, 2015, by and among the Debtors, as issuers, and Wilmington Trust, National Association, as trustee and collateral agent (as amended, modified, or otherwise supplemented from time to time);

•                  12.0% Third Lien Senior Secured Notes due 2020, issued pursuant to the Indenture, dated May 21, 2015, by and among the Debtors, as issuers, and Wilmington Trust, National Association, as trustee and collateral agent (as amended, modified, or otherwise supplemented from time to time);

•                  10.75% Senior Notes due 2020, issued pursuant to the Indenture, dated as of October 1, 2012, among the Debtors, as issuers, and Wells Fargo Bank, N.A., as trustee (as amended, restated supplemented, or otherwise modified from time to time); and

•                  9.25% Senior Notes due 2021, issued pursuant to the Indenture, dated as of May 31, 2013, among the Debtors, as issuers, and Wells Fargo Bank, N.A., as trustee (as amended, restated, supplemented or otherwise modified from time to time).

The Debt Instruments provide that as a result of the Bankruptcy Petitions the principal and interest due thereunder shall be immediately due and payable. Any efforts to enforce such payment obligations under the Debt Instruments are automatically stayed as a result of the Bankruptcy Petitions, and the creditors’ rights of enforcement in respect of the Debt Instruments are subject to the applicable provisions of the Bankruptcy Code.

Item 7.01                                           Regulation FD Disclosure.

On May 1, 2016, the Company issued a press release announcing the filing of the Chapter 11 Cases, as described above in Item 1.03.  The press release is attached hereto as Exhibit 99.1 to this Form 8-K.

In addition, in connection with discussions and negotiations with certain of its creditors, the Company entered into confidentiality agreements with such creditors prior to the filing of the Chapter 11 Cases.  Pursuant to the confidentiality agreements, the Company agreed to publicly disclose all material non-public information regarding the Company provided to such creditors and referenced in the confidentiality agreements (the “Cleansing Materials”).  A copy of the Cleansing Materials is attached as Exhibit 99.2 to this Form 8-K.

The information included in this Form 8-K under Item 7.01, Exhibit 99.1 and Exhibit 99.2  is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that Section, unless the registrant specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01                                           Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit	Description

10.1	Plan Support Agreement, dated as of April 30, 2016, by and among the Debtors and the supporting parties thereto.
99.1	Press Release.
99.2	Cleansing Materials.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 2, 2016	MIDSTATES PETROLEUM COMPANY, INC.

	By:	/s/ Scott C. Weatherholt
	Name:	Scott C. Weatherholt
	Title:	Vice President - General Counsel & Corporate Secretary